Exhibit 5.2

December 5, 2006

Wells Fargo & Company

420 Montgomery Street

San Francisco, CA 94163

Re:	Wells Fargo Capital X

Ladies and Gentlemen:

We have acted as special Delaware counsel for Wells Fargo & Company, a Delaware corporation (the “Company”) and Wells Fargo Capital X, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Declaration of Trust and Trust Agreement for the Trust, dated as of March 4, 2003, among the Company and the trustees named therein;

(b)	A certified copy of the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware on March 4, 2003 (the “Certificate of Trust”);

(c)	The Amended and Restated Declaration of Trust and Trust Agreement of the Trust, dated as of December 5, 2006, among the Company, the trustees named therein and the holders, from time to time, of the undivided beneficial ownership interests in the assets of such Trust (including Exhibit C thereto)(the “Trust Agreement”);

(d)	The Registration Statement (the “Registration Statement”) on Form S-3 (Registration Nos. 333-135006 and 333-135006-1) filed by the Company with the Securities and Exchange Commission

Wells Fargo & Company

December 5, 2006

(the “SEC”) on June 14, 2006, as amended and declared effective on June 19, 2006, as supplemented by a prospectus supplement with respect to the Trust (the “Prospectus”), relating to the issuance by the Trust of its 5.95% Capital Securities, representing preferred undivided beneficial interests in the assets of the Trust (each, a “Capital Security” and collectively, the “Capital Securities”), filed by the Company and the Trust with the SEC on November 29, 2006; and

(e)	A Certificate of Good Standing for the Trust, dated December 4, 2006, obtained from the Secretary of State of the State of Delaware.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, that the Certificate of Trust is in full force and effect and has not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to

Wells Fargo & Company

December 5, 2006

perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Capital Security is to be issued by the Trust (collectively, the “Capital Security Holders”) of a Capital Securities Certificate for such Capital Security and the payment for the Capital Security acquired by it, in accordance with the Trust Agreement and the Underwriting Agreement, and (vii) that the Capital Securities are issued and sold to the Capital Security Holders in accordance with the Trust Agreement and the Underwriting Agreement, and as described in the Prospectus. We have not participated in the preparation of the Registration Statement or Prospectus and assume no responsibility for their contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2. The Capital Securities of the Trust have been duly authorized by the Trust Agreement and, when executed and delivered in accordance with the Trust Agreement and the Underwriting Agreement, will be duly and validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and non-assessable undivided beneficial interests in the assets of the Trust.

3. The Capital Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Capital Security Holders may be obligated to make certain payments under the Trust Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required

Wells Fargo & Company

December 5, 2006

under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

DKD/JWP